EXHIBIT 10.18

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made as of August 16, 2006 (the “Effective Date”), by and among Infosmart Group Limited, a company incorporated in the British Virgin Islands (“Infosmart”), Cyber Merchants Exchange, Inc., a California corporation (“Cyber”), Keating Securities, LLC, a Delaware limited liability company (“Keating”), and Axiom Capital Management, Inc., a Delaware corporation (“Axiom”)

WHEREAS, Infosmart, Keating and Axiom have entered into that certain Placement Agreement, dated as of July 7, 2006 (the “Placement Agreement”), pursuant to which Infosmart has engaged Keating and Axiom to act as placement agents in connection with the private placement of equity securities of Cyber;

WHEREAS, Cyber, KI Equity Partners II, LLC, Prime Fortune Enterprises Limited, an international business company incorporated in the British Virgin Islands (“Prime Fortune”), the shareholders of Prime Fortune, Infosmart, and the shareholders of Infosmart are parties to that certain Exchange Agreement, dated July 7, 2006, as amended August 14, 2006 (as the same may be further amended from time to time) (the “Exchange Agreement”), which provides, upon the terms and subject to the conditions thereof, for the exchange of all of the shares of Infosmart for Cyber’s shares of Series A Convertible Preferred Stock (the “Exchange”);

WHEREAS, as provided in the Placement Agreement, Cyber shall assume all of Infosmart’s rights and obligations under the Placement Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Infosmart, Keating, Axiom and Cyber hereby agree as follows:

1.    Assignment and Assumption. Infosmart hereby assigns, transfers and conveys unto Cyber, and Cyber hereby assumes and agrees to perform all of the covenants, agreements and obligations of Infosmart under the Placement Agreement, including, without limitation, the obligation to pay to Keating and Axiom when due all amounts under the Placement Agreement, whether now existing or arising after the Effective Date. Cyber shall hold harmless and indemnify and defend Infosmart from and against any and all loss, cost, liability, expense, damage or claim arising out of or related to the Placement Agreement.

2.    Consent to Assignment and Assumption. Keating and Axiom hereby consent to the assignment by Infosmart of its rights to Cyber, and the assumption by Cyber of the obligations of Infosmart, under the Placement Agreement, in full satisfaction of requirements of the Placement Agreement.

3.    Miscellaneous. This Agreement shall be construed under and enforced in accordance with the laws of the State of California. This Agreement and all of its terms and provisions shall be binding upon and inure to the benefit of Infosmart and its respective successors and assigns, and Cyber and its successors and assigns. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written.

INFOSMART GROUP LIMITED

By:  /s/ Wong Hiu Ming

Name:  Wong Hiu Ming
Title:  Director

CYBER MERCHANTS EXCHANGE, INC.

By:  /s/ Kwok Chung

Name:  Kwok Chung
Title:  President and CEO

KEATING SECURITIES, LLC

By:  /s/ Timothy J. Keating

Name:  Timothy J. Keating
Title:  President

AXIOM CAPITAL MANAGEMENT, INC.

By:  /s/ Mark D. Martino

Name:  Mark D. Martino
Title:  President